Exhibit 99.1

 The TJX Companies, Inc. Reports Strong Second Quarter FY08 Operating
   Results; Estimates Liability from Computer Systems Intrusion(s)

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Aug. 14, 2007--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended July 28, 2007. Net sales from continuing operations for the second quarter of fiscal 2008 increased 9% to $4.3 billion, and consolidated comparable store sales increased 5% over last year. Income from continuing operations for the second quarter was $59 million, and diluted earnings per share from continuing operations were $.13. The Company estimated its potential liability from the computer intrusion(s) and recorded an after-tax charge of $118 million, or $.25 per share, (see below). Excluding this charge, adjusted diluted earnings per share from continuing operations for the second quarter were $.38 versus $.29 for the prior year, a 31% increase and well above the Company's plan.

    For the first half of fiscal 2008, net sales from continuing operations were $8.4 billion, a 7% increase over last year, and year-to-date consolidated comparable store sales increased 4% over the prior year. Income from continuing operations was $221 million, and diluted earnings per share from continuing operations were $.47. These earnings results include after-tax charges of $130 million, or $.27 per share, related to the unauthorized computer intrusion(s). Excluding these charges, adjusted diluted earnings per share from continuing operations for the first half of fiscal 2008 were $.74 versus $.63 for the prior year, a 17% increase.

    Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, "Our operating results mark the strongest second quarter performance in the Company's history and were achieved on top of very strong performance last year. Importantly, virtually all of our businesses delivered significant top- and bottom-line improvement that was in line with or above our plan. Quarterly pre-tax profit margins continue to benefit from strong comp sales as well as our focus on cost reduction, trends that began in late 2005. We believe that our second quarter and year-to-date operating results speak to the appeal our values have to customers, even in a difficult consumer environment. As we transition our stores to fall, we are pleased with the flexibility in our inventory position, which allows us to be responsive to the abundant opportunities in the marketplace. Further, we remain confident in our ability to effectively execute our off-price fundamentals and continue to drive solid growth.

    "We have continued to learn more about the computer intrusion(s) and are now able to estimate the Company's liability. Over the past months, we have worked diligently to further strengthen the security of our computer systems. Our customers remain our top priority, and I sincerely thank them for their support during this time."

    Impact of Computer Intrusion(s) Charges

    In the second quarter of fiscal 2008, the Company recorded an after-tax cash charge of approximately $118 million, or $.25 per share, with respect to the previously announced computer intrusion(s). This charge includes $11 million (after tax), or $.02 per share, for costs incurred during the quarter, as well as a reserve of $107 million (after tax), or $.23 per share, for the Company's exposure to potential losses. This reserve reflects the Company's estimation of probable losses, in accordance with generally accepted accounting principles, based on the information available to the Company as of August 14, 2007, and includes an estimation of total, potential cash liabilities from pending litigation, proceedings, investigations and other claims, as well as legal and other costs and expenses, arising from the intrusion(s). In addition, TJX expects to incur future non-cash charges of approximately $21 million (after tax), or $.05 per share, that are not included in this reserve and could be recorded in fiscal year 2009. Together, these cash and non-cash charges represent the Company's best estimate of the total losses the Company expects to incur as a result of the computer intrusion(s).

    Sales by Business Segment

    The Company's comparable store sales and net sales by division, in the second quarter, were as follows:



                                     Second Quarter     Second Quarter
                                    Comparable Store    Net Sales ($
                                          Sales          in millions)
                                  --------------------- --------------
                                    FY2008     FY2007   FY2008  FY2007
--------------------------------- ---------- ---------- ------- ------
Marmaxx(a)                         +3%        +2%        $2,816 $2,659
--------------------------------- ---- ----- ---- ----- ------- ------
Winners/HomeSense                 +12% (US$) +17% (US$)    $466   $401

                                   +7% (C$)   +6% (C$)
--------------------------------- ---- ----- ---- ----- ------- ------
T.K. Maxx                         +15% (US$) +13% (US$)    $484   $405

                                   +7% (GBP) +10% (GBP)
--------------------------------- ---- ----- ---- ----- ------- ------
HomeGoods                          +5%        +4%          $327   $301
--------------------------------- ---- ----- ---- ----- ------- ------
A.J. Wright                        +6%        +1%          $149   $134
--------------------------------- ---- ----- ---- ----- ------- ------
Bob's Stores                      +10%        +6%           $71    $64
--------------------------------- ---- ----- ---- ----- ------- ------

--------------------------------- ---- ----- ---- ----- ------- ------
TJX                                +5%        +4%        $4,313 $3,964
--------------------------------- ---- ----- ---- ----- ------- ------
(a) Combination of T.J. Maxx and Marshalls


    Margins

    During the second quarter of fiscal 2008, the Company's consolidated pretax profit margin from continuing operations was 2.1%. Excluding the intrusion(s) charge, the consolidated pretax profit margin from continuing operations was 6.7%, a 0.9 percentage point improvement over the prior year. The gross profit margin from continuing operations for the fiscal 2008 second quarter was 24.0%, up
0.6 percentage points versus prior year, due to improved merchandise margins as well as buying and occupancy expense leverage. Selling, general and administrative costs as a percent of sales was 17.4%, a
0.1 percentage point improvement due to the Company's cost containment focus as well as leverage on the 5% comparable store sales increase, partially offset by a planned increase in marketing expense.

    Inventory

    Total inventories as of July 28, 2007, were $3.1 billion compared with $2.9 billion at the same time in the prior year. Consolidated inventories on a per-store basis, including the warehouses, at July 28, 2007, were up 2% versus being down 4% at the same time last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis.

    Share Repurchases

    During the second quarter, the Company spent a total of $345 million to repurchase TJX stock, retiring 12.2 million shares. Repurchases were suspended during most of the first quarter as a result of the discovery of the computer intrusion(s). The Company continues to expect to repurchase up to $900 million of TJX stock during fiscal 2008, as compared to $557 million of TJX stock that the Company repurchased during fiscal 2007.

    Discontinued Operations

    The Company reports results from continuing operations, which exclude the results of operations from 34 discontinued A.J. Wright stores. These stores were closed during the fourth quarter of fiscal 2007 in order to reposition this business. Discontinued operations did not impact earnings per share during the second quarter, as the net income/(loss) from discontinued operations was immaterial.

    Third and Fourth Quarters and Fiscal 2008 Outlook

    For the third quarter of fiscal 2008, the Company expects earnings per share from continuing operations in the range of $.53 to $.55, which represents a 10% to 15% increase over $.48 per share in the prior year. This outlook is based upon estimated consolidated comparable store sales growth in the range of 3% to 4%.

    For the fiscal year ending January 26, 2008, the Company now expects earnings per share from continuing operations in the range of $1.57 - $1.61. Excluding the $130 million after-tax charges related to the intrusions(s) in the fiscal 2008 first and second quarters, the Company expects fiscal 2008 earnings per share from continuing operations in the range of $1.84 to $1.88, which represents a 13% to 15% increase over the $1.63 per share from continuing operations in fiscal 2007. This outlook is based upon estimated consolidated comparable store sales growth of 3% to 4% for the full year, and assumes fourth quarter earnings per share from continuing operations in the range of $.57 to $.59.

    Stores by Concept

    TJX increased square footage by 5% over the same period last year.



                                     Store Locations Gross Square Feet
                                     Second Quarter   Second Quarter
                                                       (in millions)
                                     --------------- -----------------
                                     Beginning   End    Beginning  End
------------------------------------ --------- ----- ------------ ----
T.J. Maxx                                  830   830         25.0 25.0
------------------------------------ --------- ----- ------------ ----
Marshalls                                  763   764         24.4 24.4
------------------------------------ --------- ----- ------------ ----
Winners                                    185   185          5.4  5.4
------------------------------------ --------- ----- ------------ ----
HomeSense                                   69    70          1.7  1.7
------------------------------------ --------- ----- ------------ ----
HomeGoods                                  271   273          6.7  6.7
------------------------------------ --------- ----- ------------ ----
T.K. Maxx                                  211   212          6.4  6.6
------------------------------------ --------- ----- ------------ ----
A.J. Wright                                127   128          3.3  3.3
------------------------------------ --------- ----- ------------ ----
Bob's Stores                                35    34          1.6  1.5
------------------------------------ --------- ----- ------------ ----

------------------------------------ --------- ----- ------------ ----
TJX                                      2,491 2,496         74.5 74.6
------------------------------------ --------- ----- ------------ ----


    About The TJX Companies, Inc.

    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 830 T.J. Maxx, 764 Marshalls, 273 HomeGoods, and 128 A.J. Wright stores, as well as 34 Bob's Stores, in the United States. In Canada, the Company operates 185 Winners and 70 HomeSense stores, and in Europe, 212 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.

    Fiscal 2008 Second Quarter Earnings Conference Call

    At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company's second quarter fiscal 2008 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing (866) 367-5577 through Tuesday, August 21, 2007.

    August Fiscal 2008 Sales Recording

    Additionally, the Company expects to release its August 2007 sales results on Thursday, September 6, 2007, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX's August sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, September 13, 2007.

    Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    Forward-looking Statements

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future, including estimates of losses from the computer intrusion(s), projections of earnings per share and same store sales, are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the results and effects of the intrusion or intrusions into our computer system including the losses and expenses we may incur (which may be different from the amount we reserved and which differences may be material) and consequences to our business (including potential effects on our reputation and our sales) and to the value of our company and related value of our stock; our ability to successfully expand our store base and increase same store sales; risks of expansion and costs of contraction; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute the share repurchase program; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; adequacy of reserves; closing adjustments; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.



        The TJX Companies, Inc. and Consolidated Subsidiaries
                          Financial Summary
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                                  Thirteen Weeks Ended
                                               -----------------------
                                                  July 28,    July 29,
                                                     2007        2006
                                               ----------- -----------

Net sales                                      $4,313,298  $3,963,659

Cost of sales, including buying and occupancy
 costs                                          3,277,697   3,034,323
Selling, general and administrative expenses      749,051     693,264
Provision for computer intrusion related costs    195,918           -
Interest (income) expense, net                     (1,400)      5,413
                                               ----------- -----------

Income from continuing operations before
 provision for income taxes                        92,032     230,659
Provision for income taxes                         33,000      91,835
                                               ----------- -----------

Income from continuing operations                  59,032     138,824

Loss from discontinued operations, net of
 income taxes                                           -        (668)
                                               ----------- -----------

Net income                                     $   59,032  $  138,156
                                               =========== ===========

Diluted earnings per share:
  Income from continuing operations            $     0.13  $     0.29
  Net income                                   $     0.13  $     0.29

Cash dividends declared per share              $     0.09  $     0.07

Weighted average shares for diluted earnings
 per share computation (in millions)              473,319     477,485




        The TJX Companies, Inc. and Consolidated Subsidiaries
                          Financial Summary
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                                Twenty-Six Weeks Ended
                                               -----------------------
                                                  July 28,    July 29,
                                                     2007        2006
                                               ----------- -----------

Net sales                                      $8,421,379  $7,834,915

Cost of sales, including buying and occupancy
 costs                                          6,394,912   5,957,172
Selling, general and administrative expenses    1,458,328   1,377,430
Provision for computer intrusion related costs    215,922           -
Interest (income) expense, net                     (3,476)      9,172
                                               ----------- -----------

Income from continuing operations before
 provision for income taxes                       355,693     491,141
Provision for income taxes                        134,553     188,455
                                               ----------- -----------

Income from continuing operations                 221,140     302,686

Loss from discontinued operations, net of
 income taxes                                           -        (721)
                                               ----------- -----------

Net income                                     $  221,140  $  301,965
                                               =========== ===========

Diluted earnings per share:
  Income from continuing operations            $     0.47  $     0.63
  Net income                                   $     0.47  $     0.63

Cash dividends declared per share              $     0.18  $     0.14

Weighted average shares for diluted earnings
 per share computation (in millions)              476,133     481,438




        The TJX Companies, Inc. and Consolidated Subsidiaries
                       Condensed Balance Sheets
                             (Unaudited)
                            (In Millions)

                                                     July 28, July 29,
                                                        2007     2006
                                                     -------- --------
ASSETS
Current assets:
  Cash and cash equivalents                          $  533.8 $  273.7
   Accounts receivable and other current assets         447.3    441.8
   Current deferred income taxes, net                    94.3     13.9
  Merchandise inventories                             3,050.2  2,923.4
                                                     -------- --------

     Total current assets                             4,125.6  3,652.8
                                                     -------- --------

Property and capital leases, net of depreciation      2,107.9  2,019.9
Other assets                                            203.5    140.6
Goodwill and tradename, net of amortization             182.9    183.2
                                                     -------- --------

     TOTAL ASSETS                                    $6,619.9 $5,996.5
                                                     ======== ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt                                    $      - $  140.9
  Accounts payable                                    1,714.7  1,561.5
  Accrued expenses and other current liabilities      1,157.3  1,045.0
                                                     -------- --------

     Total current liabilities                        2,872.0  2,747.4
                                                     -------- --------

Other long-term liabilities                             781.3    585.3
Long-term debt                                          812.3    789.1

Shareholders' equity                                  2,154.3  1,874.7
                                                     -------- --------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $6,619.9 $5,996.5
                                                     ======== ========




        The TJX Companies, Inc. and Consolidated Subsidiaries
                  Condensed Statements of Cash Flows
                             (Unaudited)
                            (In Millions)

                                                Twenty-Six Weeks Ended
                                                ----------------------
                                                     July 28, July 29,
                                                        2007     2006
                                                ------------- --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                    $      221.1  $ 302.0
  Depreciation and amortization                        181.1    172.5
  Deferred income tax provision                        (66.6)    (8.5)
  Amortization of stock compensation                    30.0     39.0
  (Increase) in accounts receivable and other
   current assets                                     (146.2)  (139.8)
  (Increase) in merchandise inventories               (433.6)  (542.3)
  Increase in accounts payable                         320.4    239.2
  Increase in accrued expenses and other
   liabilities                                         117.7    114.3
  Other                                                  0.5     27.7
                                                ------------- --------

Net cash provided by operating activities              224.4    204.1
                                                ------------- --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                  (217.0)  (179.4)
  Other                                                  0.3      0.4
                                                ------------- --------

Net cash (used in) investing activities               (216.7)  (179.0)
                                                ------------- --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings of short-term debt              -    140.9
  Payments for repurchase of common stock             (332.6)  (375.0)
  Proceeds from sale and issuance of common
   stock                                                45.7     72.4
  Cash dividends paid                                  (72.5)   (59.7)
  Other                                                  2.7     (0.9)
                                                ------------- --------

Net cash (used in) financing activities               (356.7)  (222.3)
                                                ------------- --------

Effect of exchange rate changes on cash                 26.1      5.3
                                                ------------- --------

Net (decrease) in cash and cash equivalents           (322.9)  (191.9)
Cash and cash equivalents at beginning of year         856.7    465.6
                                                ------------- --------

Cash and cash equivalents at end of period      $      533.8  $ 273.7
                                                ============= ========




        The TJX Companies, Inc. and Consolidated Subsidiaries
            Selected Information by Major Business Segment
                             (Unaudited)
                            (In Thousands)

                                                  Thirteen Weeks Ended
                                               -----------------------
                                                  July 28,    July 29,
Net sales:                                           2007        2006
                                               ----------- -----------
  Marmaxx                                      $2,815,636  $2,658,503
  Winners and HomeSense                           466,158     400,536
  T.K. Maxx                                       484,489     405,440
  HomeGoods                                       327,250     301,347
  A.J. Wright                                     148,526     133,492
  Bob's Stores                                     71,239      64,341
                                               ----------- -----------
                                               $4,313,298  $3,963,659
                                               =========== ===========
Segment profit or (loss):
  Marmaxx                                      $  252,023  $  208,265
  Winners and HomeSense                            47,590      41,477
  T.K. Maxx                                        16,210      17,971
  HomeGoods                                         8,877       4,198
  A.J. Wright                                      (1,663)     (3,955)
  Bob's Stores                                     (3,476)     (4,037)
                                               ----------- -----------
                                                  319,561     263,919

General corporate expense                          33,011      27,847
Provision for computer intrusion related costs    195,918           -
Interest (income) expense, net                     (1,400)      5,413
                                               ----------- -----------

Income from continuing operations before
 provision for income taxes                    $   92,032  $  230,659
                                               =========== ===========




        The TJX Companies, Inc. and Consolidated Subsidiaries
            Selected Information by Major Business Segment
                             (Unaudited)
                            (In Thousands)

                                                Twenty-Six Weeks Ended
                                               -----------------------
                                                  July 28,    July 29,
Net sales:                                           2007        2006
                                               ----------- -----------
  Marmaxx                                      $5,545 131  $5,305,205
  Winners and HomeSense                           860,804     769,346
  T.K. Maxx                                       927,108     754,760
  HomeGoods                                       660,406     607,179
  A.J. Wright                                     292,683     270,746
  Bob's Stores                                    135,247     127,679
                                               ----------- -----------
                                               $8,421,379  $7,834,915
                                               =========== ===========
Segment profit or (loss):
  Marmaxx                                      $  524,629  $  477,784
  Winners and HomeSense                            74,391      69,563
  T.K. Maxx                                        20,826      17,770
  HomeGoods                                        19,086      12,732
  A.J. Wright                                      (4,696)     (6,784)
  Bob's Stores                                    (10,045)    (10,266)
                                               ----------- -----------
                                                  624,191     560,799

General corporate expense                          56,052      60,486
Provision for computer intrusion related costs    215,922           -
Interest (income) expense, net                     (3,476)      9,172
                                               ----------- -----------

Income from continuing operations before
 provision for income taxes                    $  355,693  $  491,141
                                               =========== ===========


         The TJX Companies, Inc. and Consolidated Subsidiaries

              Notes to Consolidated Condensed Statements

    1. During the fourth quarter of fiscal 2007 TJX closed 34 of its A.J. Wright stores and recorded the cost to close the stores, as well as operating results of the stores, as discontinued operations. Accordingly, the financial statements for the prior periods ended July 29, 2006 have been adjusted to reclassify the operating results of the closed stores as discontinued operations.

    2. TJX suffered an unauthorized intrusion or intrusions into portions of its computer system that process and store information related to credit and debit card, check and unreceipted merchandise return transactions (the intrusion or intrusions, collectively, the "Computer Intrusion"), which was discovered during the fourth quarter of fiscal 2007, and the related theft of customer data, primarily related to portions of the transactions at its stores (other than Bob's Stores) during the periods 2003 through June 2004 and mid-May 2006 through mid-December 2006.

    In the second quarter of fiscal 2008 the Company recorded an after-tax second quarter charge of approximately $118 million, or $.25 per share, and an after-tax charge for the first six months of $130 million, or $.27 per share, with respect to the Computer Intrusion. These after-tax charges include $11 million, or $.02 per share, during the second quarter and $23 million, or $.04 per share, on a year-to-date basis, for costs incurred during the respective periods, as well as a reserve of $107 million, or $.23 per share, for the Company's estimated exposure to potential losses. This reserve reflects the Company's estimation of probable losses in accordance with generally accepted accounting principles based on information available to the Company as of August 14, 2007, and includes an estimation of total potential cash liabilities, from pending litigation, proceedings, investigations and other claims, as well as legal and other costs and expenses, arising from the Computer Intrusion. In addition, TJX expects to incur future non-cash charges of approximately $21 million (after-tax), or $.05 per share, in fiscal 2009. Together, these cash and non-cash charges represent the Company's best estimate of the total losses the Company expects to incur as a result of the Computer Intrusion.

    3. During the second quarter ended July 28, 2007, TJX repurchased
12.2 million shares of its common stock at a cost of $345 million. On a year-to-date basis through July 28, 2007, TJX has repurchased 12.4 million shares at a cost of $350 million. Repurchases were suspended during most of the first quarter as a result of the discovery of the Computer Intrusion. TJX records the repurchase of its stock on a cash basis and the amounts reflected in the financial statements may vary from the above due to the timing of when the repurchases are settled. Through July 28, 2007, under its current $1 billion multi-year stock repurchase program, TJX spent $914 million on the repurchase of 34.7 million shares of TJX common stock. In January 2007, the Board of Directors approved a new stock repurchase program that authorized the repurchase of up to $1 billion of TJX common stock from time to time, which was in addition to the $86 million remaining in the existing plan as of the end of the second quarter.

    4. In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in an enterprise's financial statement. FIN 48 requires that TJX determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority and if so, recognize the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. TJX adopted FIN 48 in the first quarter ended April 28, 2007 and the net impact of adoption on its financial position was immaterial. However, in connection with the adoption, certain amounts that were historically netted within other liabilities were reclassed to other assets.

    CONTACT: The TJX Companies, Inc.
             Sherry Lang
             Senior Vice President
             Investor and Public Relations
             (508) 390-2323